Exhibit 99.1

Ariba Reports Results for the Fourth Quarter and Fiscal Year 2006

Increase in subscription revenue, new customers and large deals positions company for growth in 2007

SUNNYVALE, Calif., October 25, 2006 — Ariba®, Inc. (Nasdaq: ARBA), the leading spend management solutions provider, today announced results for the fourth quarter and fiscal year ended September 30, 2006.

Fourth Quarter Results

Total revenues for the fourth quarter of fiscal year 2006 were $72.4 million, as compared to $77.1 million for the fourth quarter of fiscal year 2005. Software license revenues for the quarter were $5.1 million, as compared to $8.0 million for the fourth quarter of fiscal year 2005. Subscription and maintenance revenues for the quarter were $32.6 million, as compared to $30.6 million for the fourth quarter of fiscal year 2005. Within subscription and maintenance revenues, subscription software revenue was $14.0 million for the quarter, as compared to $12.2 million for the fourth quarter of fiscal year 2005. Services and other revenues for the quarter were $34.7 million, as compared to $38.5 million for the fourth quarter of fiscal year 2005.

Net loss for the fourth quarter of fiscal year 2006 was $8.4 million, or $0.13 per share, as compared to a net loss for the fourth quarter of fiscal year 2005 of $7.3 million, or $0.11 per share. The net loss for the fourth quarter of fiscal year 2006 included charges of $3.9 million for amortization of intangible assets, and $11.3 million for stock-based compensation. Excluding these items, non-GAAP net income was $6.8 million, or $0.10 per diluted share.

Fiscal Year Results

Total revenues for fiscal year 2006 were $296.0 million, as compared to $323.0 million for fiscal year 2005. Software license revenues were $23.9 million, as compared to $47.8 million for fiscal year 2005. Subscription and maintenance revenues were $126.6 million, as compared to $123.4 million for fiscal year 2005. Services and other revenues for the year were $145.5 million, as compared to $151.8 million for fiscal year 2005.

Net loss for fiscal year 2006 was $46.1 million, or $0.70 per share, as compared to a net loss for fiscal year 2005 of $349.6 million, or $5.49 per share. The net loss for fiscal year 2006 included charges of $16.5 million for amortization of intangible assets, $41.2 million for stock-based compensation, and $25.4 million for lease and integration related costs. Excluding these items, non-GAAP net income was $37.0 million, or $0.53 per diluted share.

“As we closed the books on fiscal year 2006, we saw strength in some key business indicators that set the stage well for Ariba in 2007,” said Bob Calderoni, CEO, Ariba. “Our team is succeeding on many business fronts. During the fourth quarter, we significantly grew our backlog and increased our cash to fund growth initiatives. We also saw our number of large deals and customer acquisition rate rise. We expect to build on this success in fiscal 2007 by continuing to deliver innovative spend management solutions that create value for companies around the world.”

New Customer Growth

Ariba added 30 new customers during the fourth quarter of fiscal year 2006, growing its new customer acquisition by 25% from third quarter of fiscal year 2006. During the fourth quarter, nearly 200 customers around the world purchased, expanded or renewed their investment in Ariba Spend Management™ solutions, including: Advance Auto Parts, Inc., Alaska Air Group, Inc., Allied Waste Industries, Altran Technologies SA, Amtrak, Aviva Plc, AXA Group, Bayerische Motoren Werke AG, BHP Billiton Limited, Canada Revenue Agency, Caterpillar Inc., Chevron Corporation, CNH Capital America LLC, Dabur India Limited, Dell Inc., Dollar Tree Stores, Inc., Doncasters Group Ltd., Ford Motor Company, Government of the District of Columbia, Hercules Incorporated, Hertz, H&R Block, Kohl’s Corporation, Levi Strauss & Co., Omya AG, PSA Peugeot Citroën S.A., Renault S.A., Southwest Airlines Co., State of Florida, Suncorp-Metway Ltd, Synopsys, Inc., The Manitowoc Company, Inc., The Siam City Cement Group, Tyco International, Ltd. and University of Miami.

Mid-Market Traction

Seven of the top 10 Fortune 500 companies use spend management solutions from Ariba to drive business transformation and competitive advantage. But spend management isn’t just for large enterprises. Through its flexible delivery models and pricing packages, Ariba makes it fast, easy and affordable for companies of all sizes across industries to adopt and realize the value of spend management. More than 75 percent of the new customers Ariba added during the fourth quarter of fiscal year 2006 are small and medium-sized businesses.

Solution Innovation

Ariba set the standard for spend management and continues to raise the bar through its focus on innovation. Over the next month, the company will release the latest version of its industry-leading on-demand solutions, which will enable companies to address key spend management priorities and challenges and accelerate the results they achieve.

Regardless of where companies are on the path to spend management, Ariba can provide them with a robust and flexible range of solutions they can leverage to improve their profits, reduce risk and gain market advantage.

Market Leadership

Ariba has been widely recognized for its vision and market leadership, and continued to receive accolades throughout fiscal year 2006. Several tier one research firms noted the strength of Ariba’s offerings, including Ariba Contract Management™, Ariba Electronic Invoice Presentment and Payment™, Procurement BPO, Ariba Supplier Connectivity™ and Ariba Sourcing Services. In addition, the company was named to the 2006 Supply & Demand Chain Executive 100, the Manufacturing Business Technology 100 and the START-IT 125 and was identified as one of the top 10 providers of procurement outsourcing solutions by FAO Today.

Conference Call Information

Ariba will hold a conference call today at 2:00 p.m. PDT / 5:00 p.m. EDT to discuss its results for the fourth quarter of fiscal year 2006. To join the call, please dial (877) 407-8031 in the United States and Canada, or (201) 689-8031 if calling internationally. There will also be a live web broadcast available on the investor relations section of Ariba’s website at www.ariba.com or at www.vcall.com. A replay of this call will be available from approximately 5:00 p.m. PDT / 8:00 p.m. EDT today through Wednesday, November 1, 2006 by calling (877) 660-6853 in the United States and Canada or (201) 612-7415 internationally and entering account number: 286 and conference ID number: 217357.

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Copyright © 1996 – 2006 Ariba, Inc.

Ariba, the Ariba logo, AribaLIVE and SupplyWatch are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba Spend Management. Find it. Get it. Keep it., Ariba. This is Spend Management, Ariba Solutions Delivery, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Category Procurement, Ariba Contract Compliance, Ariba Contracts, Ariba Contract Management, Ariba Contract Workbench, Ariba Data Enrichment, Ariba eForms, Ariba Electronic Invoice Presentment and Payment, Ariba Invoice, Ariba Sourcing, Ariba Spend Visibility, Ariba Travel and Expense, Ariba Procure-to-Pay, Ariba Workforce, Ariba Supplier Network, Ariba Supplier Connectivity, Ariba Supplier Performance Management, Ariba PunchOut, Ariba QuickSource, PO-Flip, Ariba Settlement, Ariba Spend Management Knowledge Base, Ariba Ready, Ariba Supply Lines, Ariba Supply Manager, Ariba LIVE and It’s Time for Spend Management are trademarks or service marks of Ariba, Inc. Ariba Proprietary and Confidential. All rights reserved. Patents pending. All other trademarks are property of their respective owners.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba’s operating and financial results to differ materially from its current expectations include, but are not limited to: delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies; long and unpredictable sales cycles and the deferrals of anticipated orders; declining economic conditions; inability to control costs; changes in the company’s pricing or compensation policies; significant fluctuations in our stock price; the outcome of and costs associated with pending or potential future regulatory or legal proceedings; the impact of our acquisitions, including the disruption or loss of customer, business partner, supplier or employee relationships; and the level of costs and expenses incurred by Ariba as a result of such transactions. Factors and risks associated with its business, including a number of the factors and risks described above, are discussed in Ariba’s Form 10-K filed December 7, 2005 and in its Form 10-Q filed August 9, 2006.

Investor Contact:

Elaine Kitagawa

Ariba, Inc.

(650) 390-1000

ekitagawa@ariba.com

Media Contact:

Karen Master

Ariba, Inc.

(412) 297-8177

kmaster@ariba.com

Ariba, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	September 30, 2006	September 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$51,997	$60,909
Short-term investments	86,769	50,520
Restricted cash	1,550	1,381
Accounts receivable, net	31,664	41,890
Prepaid expenses and other current assets	11,157	10,080

Total current assets	183,137	164,780

Property and equipment, net	16,235	17,999
Long-term investments	—	2,731
Restricted cash, less current portion	30,300	31,894
Goodwill	326,101	328,692
Other intangible assets, net	25,060	41,562
Other assets	2,516	2,986

Total assets	$583,349	$590,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,863	$9,154
Accrued compensation and related liabilities	24,694	30,046
Accrued liabilities	21,121	22,458
Restructuring obligations	13,946	18,144
Deferred revenue	40,035	39,548
Deferred income - Softbank	13,572	13,368

Total current liabilities	123,231	132,718

Deferred rent obligations	22,668	22,184
Restructuring obligations, less current portion	80,406	68,356
Deferred revenue, less current portion	25,641	21,056
Deferred income - Softbank, less current portion	565	13,925

Total liabilities	252,511	258,239

Stockholders’ equity:
Common stock	151	143
Additional paid-in capital	5,032,538	5,023,965
Deferred stock-based compensation	—	(35,537)
Accumulated other comprehensive income	3,475	3,011
Accumulated deficit	(4,705,326)	(4,659,177)

Total stockholders’ equity	330,838	332,405

Total liabilities and stockholders’ equity	$583,349	$590,644

Ariba, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2006	2005	2006	2005
Revenues:
License	$5,082	$8,010	$23,914	$47,817
Subscription and maintenance	32,618	30,565	126,626	123,430
Services and other	34,710	38,556	145,476	151,796

Total revenues	72,410	77,131	296,016	323,043

Cost of revenues:
License	616	830	1,989	3,576
Subscription and maintenance	7,933	7,586	31,424	29,665
Services and other	32,232	30,400	129,562	125,222
Amortization of acquired technology and customer intangible assets	3,697	4,613	15,702	19,501

Total cost of revenues	44,478	43,429	178,677	177,964

Gross profit	27,932	33,702	117,339	145,079

Operating expenses:
Sales and marketing	22,602	21,572	78,071	92,262
Research and development	13,005	11,927	50,085	49,610
General and administrative	8,002	9,577	32,140	34,725
Other income - Softbank	(3,395)	(3,345)	(13,585)	(9,490)
Amortization of other intangible assets	200	200	800	798
Restructuring and integration costs	—	2,579	25,379	41,248
Goodwill impairment	—	—	—	247,830
Litigation provision	—	—	—	37,000

Total operating expenses	40,414	42,510	172,890	493,983

Loss from operations	(12,482)	(8,808)	(55,551)	(348,904)
Interest and other income, net	4,961	2,259	10,935	5,863

Net loss before income taxes and minority interests	(7,521)	(6,549)	(44,616)	(343,041)
Provision for income taxes	890	721	1,533	6,570
Minority interests in net income of consolidated subsidiaries	—	—	—	17

Net loss	$(8,411)	$(7,270)	$(46,149)	$(349,628)

Net loss per share - basic and diluted	$(0.13)	$(0.11)	$(0.70)	$(5.49)
Weighted average shares - basic and diluted	67,215	64,554	65,924	63,655

Non-GAAP Financial Measures

The accompanying press release dated October 25, 2006 contains non-GAAP financial measures. The following table reconciles the non-GAAP financial measures in the press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP measures include non-GAAP cost of revenues, gross profit, operating expenses, (loss) income from operations, net (loss) income and net (loss) income per share amounts.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, GAAP financial measures, which should be considered as the primarily financial metrics for evaluating our financial performance. Significantly, non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. Instead, they are based on subjective determinations by management designed to supplement our GAAP financial measures. They are subject to a number of important limitations and should be considered only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For example, our non-GAAP financial measures have the effect of excluding costs and expenses from our operating results that should be properly considered under a system of accrual accounting. In addition, our non-GAAP financial measures differ from GAAP measures with the same names, may vary over time and may differ from non-GAAP financial measures with the same or similar names used by other companies. Accordingly, investors should exercise caution when evaluating our non-GAAP financial measures.

Despite these limitations, we believe our non-GAAP financial measures provide meaningful supplemental information about our operating results, primarily because they exclude costs and expenses that we do not believe are as indicative of the ongoing operating performance of our business and our senior management. Although these costs should properly be considered in our GAAP financial measures, we believe they should be excluded when evaluating our current operating performance. The non-GAAP financial measures disclosed in the accompanying press release are used by our Board of Directors and senior management to evaluate our current operating performance, are used in evaluating the performance of our senior management, and are used in our budget and planning processes. In addition to these reasons we believe that our non-GAAP financial measures are helpful to investors by facilitating comparisons of our current and prior operating results and by facilitating comparisons of our operating results with those of other software companies.

Ariba, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Operating Results (1)

(Unaudited; in thousands, except per share data)

The following tables reconcile the specific items excluded from GAAP in the calculation of non-GAAP operating results for the period indicated below:

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005
Expense reconciliation:
GAAP revenue	$72,410	$77,131
GAAP net loss	8,411	7,270

Total GAAP expenses	80,821	84,401

Amortization of intangible assets	(3,897)	(4,813)
Stock-based compensation	(11,315)	(7,526)
Restructuring and integration costs	—	(2,579)

Total non-GAAP operating expenses	$65,609	$69,483

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005
Net income (loss) reconciliation:
GAAP net loss	$(8,411)	$(7,270)
Amortization of intangible assets	3,897	4,813
Stock-based compensation	11,315	7,526
Restructuring and integration costs	—	2,579

Non-GAAP net income	$6,801	$7,648

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005
Net income (loss) per share reconciliation:
GAAP net loss per share - basic	$(0.13)	$(0.11)
Amortization of intangible assets	0.06	0.07
Stock-based compensation	0.17	0.12
Restructuring and integration costs	—	0.04

Non-GAAP net income per share - basic	$0.10	$0.12

Non-GAAP net income per share - diluted	$0.10	$0.11

Weighted average shares - basic	67,215	64,554
Weighted average shares - diluted	71,535	70,346

(1)	See “Discussion of Specific Items Excluded From Non-GAAP Financial Measures” at the end of the reconciliation of GAAP to non-GAAP operating results.

Ariba, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited; in thousands, except per share data)

The following tables reconcile the specific items excluded from GAAP in the calculation of non-GAAP operating results for the period indicated below:

	Year Ended September 30, 2006	Year Ended September 30, 2005
Expense reconciliation:
GAAP revenue	$296,016	$323,043
GAAP net loss	46,149	349,628

Total GAAP expenses	342,165	672,671

Amortization of intangible assets	(16,502)	(20,299)
Stock-based compensation	(41,225)	(19,604)
Restructuring and integration costs	(25,379)	(41,248)
Goodwill impairment	—	(247,830)
Litigation provision	—	(37,000)

Total non-GAAP operating expenses	$259,059	$306,690

	Year Ended September 30, 2006	Year Ended September 30, 2005
Net income (loss) reconciliation:
GAAP net loss	$(46,149)	$(349,628)
Amortization of intangible assets	16,502	20,299
Stock-based compensation	41,225	19,604
Restructuring and integration costs	25,379	41,248
Goodwill impairment	—	247,830
Litigation provision	—	37,000

Non-GAAP net income	$36,957	$16,353

	Year Ended September 30, 2006	Year Ended September 30, 2005
Net income (loss) per share reconciliation:
GAAP net loss per share - basic	$(0.70)	$(5.49)
Amortization of intangible assets	0.25	0.32
Stock-based compensation	0.63	0.31
Restructuring and integration costs	0.38	0.65
Goodwill impairment	—	3.89
Litigation provision	—	0.58

Non-GAAP net income per share - basic	$0.56	$0.26

Non-GAAP net income per share - diluted	$0.53	$0.24
Weighted average shares - basic	65,924	63,655
Weighted average shares - diluted	70,121	67,099

(1)	See “Discussion of Specific Items Excluded From Non-GAAP Financial Measures” at the end of the reconciliation of GAAP to non-GAAP operating results.

Discussion of Specific Items Excluded From Non-GAAP Financial Measures

Our non-GAAP financial measures generally exclude costs and expenses for (i) impairment of goodwill related to acquisitions, (ii) amortization of intangible assets related to acquisitions, (iii) restructuring and integration charges, and (iv) stock-based compensation. We exclude these costs and expenses because we believe they are not closely related to the ongoing operating performance of our businesses and our senior management and are generally excluded from our budget and planning process. In addition to these reasons, we believe our non-GAAP financial measures are also helpful to investors by facilitating comparisons of our operating results over different time periods and by facilitating comparisons of our financial performance with that of other companies. In additional, except for restructuring and integration costs, these costs and expenses are non-cash items that do not affect cash flows.

(1)	Amortization of Acquired Intangible Assets. In accordance with GAAP, we amortize intangible assets acquired in connection with acquisitions over the estimated useful lives of the assets. We exclude these amortization costs in our non-GAAP financial measures because they (i) result from prior acquisitions, rather than the ongoing operating performance of our business, and (ii) absent additional acquisitions, are expected to decline over time as the remaining carrying amounts of these assets are amortized. We believe excluding these costs helps investors compare our financial performance with that of other companies with different acquisition histories. However, as with impairment charges, we recognize that amortization costs provide a helpful measure of the financial impact and performance of prior acquisitions and consider our non-GAAP financial measures in conjunction with our GAAP financial results that include amortization costs.

(2)	Stock-Based Compensation Expenses. We exclude stock-based compensation expense associated with stock options and stock granted to employees and non-executive directors in our non-GAAP financial measures. We accounted for stock options in accordance with the fair value method under APB No. 25 through September 30, 2005 and adopted the fair value recognition provisions of SFAS No. 123(R) effective October 1, 2005. While stock-based compensation is a significant component of our expenses, we believe that investors wish to be able to exclude the effects of stock-based compensation expense in comparing our financial performance with that of other companies and in our transition from primarily option-based equity compensation to primarily restricted stock based equity compensation. We also exclude stock-based compensation expense because of the equity nature of this item and because we want investors to be able to exclude the effect on our GAAP financial performance of adopting SFAS No. 123(R) for fiscal year 2006.”

(3)	Restructuring and Integration Costs. We have recorded significant charges for restructuring and integration costs that relate primarily to lease abandonment costs and, to a much lesser extent, to severance and benefits and other costs. We have periodically incurred significant lease abandonment costs, primarily as a result of reduced sublease rental rate projections. We exclude these costs from our non-GAAP financial measures because they are unrelated to our ongoing operations and are significantly impacted by factors outside our control (e.g., future sublease rates). We believe excluding these costs helps investors compare our operating performance with that of other companies that do not have significant abandoned lease facilities. We recognize, however, that restructuring and integration costs are primarily cash costs and that we and investors should carefully consider the impact of these costs on future cash flows

(4)	Impairment of Goodwill. In accordance with GAAP, we have recorded significant non-cash charges for impairment of goodwill resulting from acquisitions. For example, we incurred a goodwill impairment charge of $247.8 million in fiscal year 2005. We exclude impairment charges in our non-GAAP financial measures because (i) they result from prior acquisitions and are based on a combination of factors that are not closely related to the ongoing operating performance of our business, such as changes in our market capitalization and significant trends in the enterprise software business and (ii) absent additional acquisitions, we anticipate that the likelihood of significant additional impairment charges will decrease in the future. We believe excluding impairment charges helps investors compare our financial performance with that of other companies with different acquisition histories. However, we are mindful of the limitations associated with excluding impairment charges, which provide a helpful measure of the financial impact and performance of prior acquisitions, and consider our non-GAAP financial measures in conjunction with our GAAP financial results that include impairment charges.

(5)	Litigation Provision. In fiscal year 2005, we incurred a $37.0 million provision paid to settle a patent infringement litigation. We exclude this cost from our fiscal year 2005 non-GAAP operating expenses, net income (loss) and net income (loss) per share because it is unrelated to our ongoing operations and helps investors compare our operating performance with that other companies.